Exhibit 99.2

COMBINED EQUIPOWER RESOURCES CORP. AND SUBSIDIARIES AND BRAYTON POINT HOLDINGS, LLC AND SUBSIDIARY

UNAUDITED COMBINED BALANCE SHEETS

MARCH 31, 2015 AND DECEMBER 31, 2014

(in thousands of dollars, except shares and par value)

	March 31, 2015	December 31, 2014
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$193,324	$40,271
Restricted cash	77,318	77,826
Special deposits	18,593	26,481
Accounts receivable, net of no allowances	54,521	80,299
Inventories	96,681	127,824
Mark-to-market derivative assets	7,314	28,606
Prepayments	12,672	14,365
Other	419	628

	460,842	396,300

NON-CURRENT ASSETS:
Property, plant and equipment, net	1,679,479	1,684,442
Investments in affiliates	153,986	159,598
Deferred financing costs, net	27,820	29,610
Emission allowances	49,975	58,704
Mark-to-market derivative assets	—	305
Prepaid major maintenance	34,020	40,507
Goodwill	101,853	101,853
Other	10,841	11,061

TOTAL ASSETS	$2,518,816	$2,482,380

LIABILITIES AND COMBINED STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$56,223	$64,925
Current portion of long-term debt	254,365	279,145
Inventory financing facility	39,302	59,536
Deferred income taxes	24,818	24,818
Mark-to-market derivative liabilities	48,102	30,947
Other	12,242	11,916

	435,052	471,287

NON-CURRENT LIABILITIES:
Long-term debt	1,173,304	1,150,486
Mark-to-market derivative liabilities	26,279	20,223
Asset retirement obligations	55,035	54,285
Deferred income taxes	116,109	94,790
Other	27,049	30,378

Total liabilities	1,832,828	1,821,449

COMMITMENTS AND CONTINGENCIES (see Note 12)

COMBINED STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value, 1,000,000 authorized, 651,080 shares issued and outstanding	7	7
Additional paid-in capital	621,330	621,062
Retained earnings	64,651	39,862

Total combined stockholders’ equity	685,988	660,931

TOTAL LIABILITIES AND COMBINED STOCKHOLDERS’ EQUITY	$2,518,816	$2,482,380

The accompanying notes are an integral part of these combined financial statements.

COMBINED EQUIPOWER RESOURCES CORP. AND SUBSIDIARIES AND BRAYTON POINT HOLDINGS, LLC AND SUBSIDIARY

UNAUDITED COMBINED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

(in thousands of dollars)

	Three Months Ended March 31,
	2015	2014

OPERATING REVENUES	$463,613	$618,024

OPERATING EXPENSES:
Energy and fuel costs	298,324	351,153
Operations and maintenance	45,810	41,072
Depreciation and amortization	25,384	22,301
Taxes other than income taxes	4,821	5,209

Total operating expenses	374,339	419,735

OPERATING INCOME	89,274	198,289

OTHER EXPENSE (INCOME):
Interest and fees on debt	20,888	20,716
Equity income in affiliates	(2,278)	(47)
Other income	(12)	(18)
Mark-to-market on interest rate derivative contracts	7,486	(974)

Other expense, net	26,084	19,677

INCOME BEFORE INCOME TAX EXPENSE	63,190	178,612

INCOME TAX EXPENSE	25,910	69,488

NET INCOME	$37,280	$109,124

The accompanying notes are an integral part of these combined financial statements.

COMBINED EQUIPOWER RESOURCES CORP. AND SUBSIDIARIES AND BRAYTON POINT HOLDINGS, LLC AND SUBSIDIARY

UNAUDITED STATEMENTS OF COMBINED STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(in thousands of dollars)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total Combined Stockholders’ Equity

Balance as of December 31, 2014	$7	$621,062	$39,862	$660,931

Distributions to stockholders	—	—	(12,491)	(12,491)

Net income	—	—	37,280	37,280

Share-based payments	—	268	—	268

Balance as of March 31, 2015	$7	$621,330	$64,651	$685,988

The accompanying notes are an integral part of these combined financial statements.

COMBINED EQUIPOWER RESOURCES CORP. AND SUBSIDIARIES AND BRAYTON POINT HOLDINGS, LLC AND SUBSIDIARY

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

(in thousands of dollars)

	Three Months Ended March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$37,280	$109,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,841	21,897
Loss on disposals	543	404
Dividends received from affiliates	7,890	4,901
Deferred income taxes	21,319	33,471
Share-based payments	268	266
Equity income in affiliates	(2,278)	(47)
Mark-to-market derivative assets and liabilities	44,808	(45,288)
Amortization of deferred option premiums	—	11,173
Amortization of emission allowances	8,846	6,858
Amortization of deferred financing costs	1,790	1,753
Emission allowances	(117)	(18,462)
Other non-current assets and liabilities	(3,119)	(2,550)
Changes in current assets and liabilities:
Special deposits	7,888	(56,089)
Accounts receivable, net	25,778	44,071
Inventories	31,143	29,910
Prepayments	1,693	4,313
Accounts payable and accrued liabilities	(7,303)	21,131
Other, net	535	(1,859)

Net cash provided by operating activities	201,805	164,977

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in property, plant and equipment	(3,613)	(20,577)
Decrease (increase) in restricted cash	508	(4,322)
Investments in prepaid major maintenance	(7,655)	(6,449)

Net cash used in investing activities	(10,760)	(31,348)

CASH FLOWS FROM FINANCING ACTIVITIES:
Inventory financing facility	(20,234)	(23,562)
Repayments of long-term debt	(1,962)	(1,962)
Distributions to stockholders	(12,491)	—
Insurance repayments	(3,305)	(3,394)
Issuances of short-term debt	—	90,000
Repayments of short-term debt	—	(38,500)
Capitalized financing costs	—	(7)

Net cash (used in) provided by financing activities	(37,992)	22,575

NET INCREASE IN CASH AND CASH EQUIVALENTS	153,053	156,204

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	40,271	50,873

CASH AND CASH EQUIVALENTS, END OF PERIOD	$193,324	$207,077

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$19,900	$19,879
Income taxes paid, net of refunds	60	1,495
Non-cash investing activities:
Additions to fixed assets for accrued capital expenditures	$3,445	$17,389
Major maintenance incurred but not paid	4,193	3,492
Non-cash financing activities:
Conversion of Series B Convertible Participating Preferred Stock to common stock	$—	$6,000

The accompanying notes are an integral part of these combined financial statements.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

1.                                      Organization and Operations

Headquartered in Hartford, Connecticut, EquiPower Resources Corp. and its subsidiaries, and Brayton Point Holdings, LLC and its subsidiary (combined, “we”, “our”, “us”, “EquiPower” or the “Company”) is an Independent Power Producer (“IPP”). We own and operate nine power generation assets and hold an equity method investment in one power generation asset. Our assets are located across five states in the Northeast, Mid-Atlantic and Mid-Continental United States. Our facilities are geographically dispersed across two competitive power markets: ISO-New England Inc. (“ISO-NE”) and PJM Interconnection, L.L.C. (“PJM”). We were indirectly owned by funds controlled by Energy Capital Partners II, LP (“ECP II”), a private equity fund, through March 31, 2015.

We are a wholesale provider of power to utilities, independent electric system operators, industrial or agricultural companies, retail power providers, municipalities, and power marketers. We provide capacity for sale to utilities, independent electric system operators, and retail power providers. We also provide ancillary service products to wholesale power markets.

Our fleet is comprised of five combined cycle gas turbine facilities: Milford Generating Station (“Milford”), Lake Road Generating Station (“Lake Road”), Dighton Generating Station (“Dighton”), and MASSPOWER Generating Station (“MASSPOWER”) in ISO-NE; and, Liberty Generating Station (“Liberty”) in PJM; two gas and oil-fired peaking facilities in PJM (Richland and Stryker Generating Stations (collectively, “Richland and Stryker”)); Kincaid Generating Station, a coal-fired facility in PJM (“Kincaid”); and, Brayton Point Generating Station (“Brayton Point”), a coal facility in ISO-NE. We also hold an equity interest in Elwood Generating Station (“Elwood”), a natural gas-fired peaking facility in PJM.

On August 21, 2014, ECP II and EquiPower Resources Corp. signed a stock purchase agreement with Dynegy Resource II, LLC, a wholly-owned subsidiary of Dynegy Inc., and Dynegy Inc. for the acquisition of 100% of the equity interest in EquiPower Resources Corp and subsidiaries.

On August 21, 2014, ECP II and Brayton Point Holdings, LLC signed a stock purchase agreement and agreement and plan of merger with Dynegy Resource III, LLC and Dynegy Resource III-A, LLC, wholly-owned subsidiaries of Dynegy Inc., and Dynegy Inc. for the acquisition of 100% of the equity interest in Brayton Point Holdings, LLC and subsidiary.

The combined base purchase price of these stock purchase agreements (combined, the “Dynegy acquisition”) is $3.45 billion, subject to certain customary adjustments in accordance with the stock purchase agreements.

Subsequent to the date of these Combined Financial Statements, the Dynegy acquisition closed on April 1, 2015 (“Closing Date”). In connection with the Dynegy acquisition and on the Closing Date, all issued and outstanding non qualified stock options and membership interests fully vested and were paid (see Note 2, Significant Accounting Policies and Recent Pronouncements, Share-Based Payments and Deferred Compensation Plans and Note 16, Share-Based Payments). These payments were effectively made by ECP II and were not an obligation of Dynegy Inc. Upon closing of the sale, all outstanding debt on the First Lien Facility and associated interest rate swaps held by EquiPower was fully paid (see Note 14, Debt).

2.                                     Significant Accounting Policies and Recent Pronouncements

Basis of Interim Presentation and Principles of Combination

Our interim unaudited Combined Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include the accounts of both EquiPower Resources Corp. and subsidiaries and Brayton Point Holdings, LLC and its subsidiary. Brayton Point Holdings, LLC and its subsidiary are entities under common control and common management with EquiPower Resources Corp. and its subsidiaries. The results for interim periods are not necessarily indicative of the results for the entire year primarily due to seasonal fluctuations in our revenues, variations resulting from the application of the method to calculate the provision for income tax for interim periods, volatility of commodity prices and unrealized gains and losses from

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

commodity and interest rate derivative contracts. These Combined Financial Statements include all majority-owned subsidiaries. All intercompany transactions have been eliminated in consolidation and combination.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of these Combined Financial Statements, and the reported amounts of revenues and expenses during the reporting period. In recording transactions and balances resulting from business operations, we use estimates based on the best information available. Estimates are used for such items including, but not limited to, plant depreciable lives, tax provisions, uncollectible accounts, valuation of both energy commodity and interest rate swap contracts, environmental liabilities, legal costs incurred in connection with recorded loss contingencies, and assets acquired and liabilities assumed in business combinations. In addition, estimates are used to test both long-lived assets and goodwill for impairment, and to determine the fair value of impaired assets, if any impairment exists. As better information becomes available or actual amounts become determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Variable Interest Entities

A variable interest entity (“VIE”) is an entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties, or whose equity investors lack any characteristics of a controlling financial interest. An enterprise that has a controlling financial interest in a VIE is known as the VIE’s primary beneficiary, and is required to consolidate the VIE. In determining whether consolidation of a particular entity is required, we first evaluate whether the entity is a VIE. If the entity is determined to be a VIE, we use a qualitative approach to determine if we are a primary beneficiary of the VIE.

To determine whether we are the primary beneficiary of any VIEs, we assess whether we absorb any of the VIEs’ expected losses or receive any portion of the VIEs’ expected residual returns under the terms of the applicable agreement, analyze the variability in the VIEs’ gross margin, and consider whether we had any decision-making rights associated with the activities that are most significant to the VIEs’ performance. We determined that we did not have any VIEs of which we were a primary beneficiary and thus required to consolidate as of March 31, 2015 or December 31, 2014, or during the three months ended March 31, 2015 or 2014.

Investments Accounted for by the Equity Method

We apply the equity method of accounting to investments in affiliates because the ownership structure prevents us from exercising a controlling influence over the operating and financial policies of the projects. Under this method, equity in pre-tax income or loss of our equity method investments is reflected as equity income in affiliates within both the Combined Statements of Operations and Combined Statements of Cash Flows (see Note 3, Equity Method Investments).

Business Combinations

We apply business combination accounting to recognize and measure in our financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at fair value at the acquisition date. We also recognize and measure either goodwill or a gain from a bargain purchase in the business combination and determine what information to disclose to enable users of our financial statements to evaluate the nature and financial effects of our business combinations. Transaction costs are expensed as incurred.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Our First Lien Credit and Guaranty Agreement (the “First Lien Facility”) requires us to establish and maintain segregated cash accounts, which have been pledged as security in favor of the lenders. As of March 31, 2015 and

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

December 31, 2014, we had cash and cash equivalents of $193.3 million and $40.3 million, respectively, of which $73.3 million and $16.5 million, respectively, were subject to our First Lien Facility (see Note 14, Debt).

Restricted Cash

Restricted cash primarily represents amounts restricted in accordance with our financing facilities (see Note 14, Debt) utilized to collateralize outstanding letters of credit and the sum of the reasonably anticipated scheduled principal, interest and fees payable during the following six months required to be held in a Debt Service Reserve cash account in accordance with the First Lien Facility. Restricted cash also includes amounts held in escrow in connection with our deferred compensation plans (see Note 2, Significant Accounting Policies and Recent Pronouncements, Share-Based Payments and Deferred Compensation Plans). Funds that can be used to satisfy obligations due during the next 12 months are classified as current restricted cash, with the remainder classified as non-current restricted cash. Restricted cash is generally invested in accounts earning money market rates. Such cash is excluded from cash and cash equivalents on both our Combined Balance Sheets and Combined Statements of Cash Flows. As of March 31, 2015 and December 31, 2014, we classify all restricted cash as current assets.

Special Deposits

Special deposits represent cash margin deposits posted with a clearing broker to support commodity hedging transactions, cash deposits used as collateral for activities associated with ISO-NE, cash deposits with natural gas pipeline companies used as collateral for gas transportation agreements, cash deposits used as collateral for our inventory financing facility as well as other miscellaneous deposits. Deposits that can be used to satisfy obligations due during the next 12 months are classified as current special deposits, with the remainder classified as non-current special deposits. As of March 31, 2015 and December 31, 2014, we classify all special deposits as current assets.

Accounts Receivable, net of Allowance

Our accounts receivable are primarily from purchasers of electricity, capacity and ancillary services produced by our power generation assets, as well as settlements of commodity hedge transactions. We record accounts receivable at net realizable value upon delivery of electricity, capacity, and ancillary services as well as the settlement of commodity derivative transactions. We review collectability and establish appropriate provisions on accounts receivable if it is probable we will be unable to collect all or a portion of the outstanding balance. We use our best estimate to determine the required allowance for doubtful accounts based on a variety of factors, including but not limited to, the length of time receivables are past due, significant one-time events and historical write-off experience. Specific provisions are recorded for individual receivables when we become aware of any customer’s inability to meet its financial obligations. We review the adequacy of our allowances quarterly.

Inventories

Inventories primarily consist of coal and fuel oil used to generate power, and materials and supplies used to maintain our power generation facilities. Inventories are carried at the lower of cost or market. Cost is the sum of the purchase price and incidental expenditures to bring the inventory to its existing condition and location. Cost is determined under the weighted average cost method. We reduce cost to market value if the market value of inventory has declined and it is probable that the inventory, in its use in the ordinary course of business, will not be fully recovered through revenue earned from the resulting generation of power. Inventories are shown net of reserves, if any, on the Combined Balance Sheets.

Inventories on consignment primarily consist of coal and fuel oil used to generate power at Brayton Point which is financed under an inventory financing arrangement (see Note 12, Commitments and Contingencies and Note 14, Debt). We record inventories on consignment at the price paid to the supplier, plus incidental expenses and transportation charges to bring the inventory to its existing location. We record inventories on consignment within inventories on the Combined Balance Sheets. Upon utilizing this coal and fuel oil, we record the usage of coal and fuel oil at its weighted average cost in energy and fuel costs on the Combined Statements of Operations.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

Derivative Accounting

We are exposed to market risk, including changes in interest rates, and the impact of market price fluctuations for electricity, natural gas, coal, fuel oil and emissions allowances (see Note 11, Derivative Instruments). In order to manage these risks, we use energy commodity and interest rate contracts that typically provide for settlement in cash.

The accounting treatment for energy commodity and interest rate contracts depends on the intended use of the particular contract and on whether or not the contract meets the definition of a derivative. Non-derivative contracts are recorded at the time of delivery on an accrual basis of accounting. Derivative transactions are recorded at fair value. Derivative accounting is complex and requires management judgment in the following respects: identification of derivatives and embedded derivatives, determination of the fair value of derivatives, identification of hedge relationships, assessment and measurement of hedge effectiveness, and election and designation of the normal purchase, normal sales exception. Depending upon their timing and effects, our judgments may have a significant impact on our results from operations.

Contracts that meet the definition of a derivative but are either not designated or do not meet the requirements for cash flow hedge or normal purchase or normal sale accounting are recorded at fair value, with changes in fair value recognized currently in earnings. We record these derivative contracts at fair value in the Combined Balance Sheets within mark-to-market derivative assets and liabilities. Changes in fair value of these commodity transactions are recognized on a net basis in operating revenues on the Combined Statements of Operations. For those contracts that meet the definition of a derivative, are designated as cash flow hedges and meet the cash flow hedge requirements, the changes in the fair value of the effective portion of those contracts are recognized in accumulated other comprehensive income. For the three months ended March 31, 2015 and 2014, we did not have any contracts designated as cash flow hedges. For those contracts that meet the normal purchase, normal sales exception, and are so designated, changes in the fair value of those contracts are not recognized in earnings. Instead, earnings impacts are recorded upon delivery on an accrual basis of accounting.

Fair Value Measurements

We apply fair value measurement guidance to all financial instruments, including derivative contracts and other financial instruments requiring fair value disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets and liabilities. These inputs can be readily observable, market corroborated or generally unobservable firm inputs. We often make certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the valuation techniques.

Fair Value Hierarchy — In measuring fair value, we use observable market data when available and minimize the use of unobservable inputs. Unobservable inputs are needed to value certain derivative contracts due to complexities in contract terms. Inputs used in fair value measurements are categorized into three fair value hierarchy levels for disclosure purposes. The entire fair value measurement is categorized based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy are:

Level 1 — Quoted prices (unadjusted) are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur with both sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Pricing inputs are quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 — Pricing inputs including significant inputs that are generally less observable or from unobservable

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

sources. These inputs may be used with internally developed methodologies that result in our best estimate of fair value.

Determination of Fair Value — The valuation techniques and inputs used in our fair value measurements are described in Note 10, Assets and Liabilities with Recurring Fair Value Measurements and Note 11, Derivative Instruments.

Deferred Option Premiums

Deferred option premiums represent costs incurred with the restructuring of certain economic commodity hedges (see Note 14, Debt). Deferred option premiums are amortized on a shaped basis over the life of the transactions through December 31, 2014. For the three months ended March 31, 2014, we recorded expense of $11.2 million related to our deferred option premiums within operating revenues on the Combined Statements of Operations.

Property, Plant and Equipment, net, and Depreciation

Property, plant and equipment, net is recorded at depreciated cost. Significant additions or improvements that improve the assets or that extend asset useful lives are capitalized as incurred, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred. We calculate depreciation using the straight-line method over the estimated remaining useful lives of the related assets. Land is carried at cost and is not subject to depreciation. Capital spares are also included within property, plant and equipment, net on the Combined Balance Sheets. Gains and losses resulting from sales or retirements of assets are included within depreciation and amortization on the Combined Statements of Operations.

Goodwill and Goodwill Impairment

We recognize goodwill when the purchase price of an acquired entity exceeds the fair value assigned to assets acquired less liabilities assumed. We perform goodwill impairment tests annually and when events or changes in circumstances indicate that the carrying value may not be recoverable. In the absence of sufficient qualitative factors, goodwill impairment is determined using a two-step process:

Step one —

Identify potential impairment by comparing the fair value of a reporting unit to the book value, including goodwill. If the fair value of the reporting unit exceeds its book value, goodwill of the reporting unit is not considered impaired. If the book value of the reporting unit exceeds its fair value, we perform step two.

Step two —

Compare the implied fair value of the reporting unit’s goodwill to the book value of the reporting unit’s goodwill. If the book value of goodwill exceeds the implied fair value, we record an impairment expense for the sum of the excess.

We did not record any goodwill impairments for the three months ended March 31, 2015 or 2014 (see Note 8, Goodwill).

Emission Allowances

Our emission allowances consist of Regional Greenhouse Gas Initiative (“RGGI”) emission allowances, and sulfur dioxide (“SO2”) and nitrous oxide (“NOx”) emission allowances. Amortization of RGGI, and SO2 and NOx allowances occurs as natural gas, coal and fuel oil are consumed and related emissions are emitted into the air.

Emission allowances permit the holder of the allowances to emit certain gaseous by-products of fossil fuel combustion, including RGGI, SO2 and NOx. We are also responsible for complying with both SO2 and NOx emission regulations and are entitled to all SO2 and NOx allowances issued by the Environmental Protection Agency (“EPA”) for our facilities. Allowances are typically consumed as we generate these emissions. In addition, the allowances may be bought from and sold to third parties. Carrying amounts are based on the cost to acquire the allowances. If acquired in an acquisition, the allowances are carried at the fair value on the date of acquisition. If the allowances are issued directly by the EPA, they are carried at zero cost. Generally, the allowances are consumed in

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

the period the emissions are generated and are amortized accordingly at their weighted average cost. The amortization of the allowances is recorded within energy and fuel costs on the Combined Statements of Operations. Purchases of emission allowances and related amortization expenses are shown as operating activities within the Combined Statements of Cash Flows (see Note 9, Emission Allowances).

Impairment of Long-Lived Assets

We evaluate our long-lived assets, such as property, plant and equipment, equity method investments and definite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Equipment assigned to each of our operating assets is not evaluated for impairment separately; instead, we evaluate our operating assets and related equipment together. In addition, we evaluate our equity method investments to determine whether or not they are impaired when a decline in value is considered an other than temporary decline in value. When we believe an impairment condition exists, we estimate the undiscounted future cash flows associated with the long-lived asset or group of long-lived assets at the lowest level for which independent and identifiable cash flows exist. If we determine that these undiscounted cash flows are less than the carrying amount of the associated asset, or if we have classified an asset as held for sale, we estimate fair value of the long-lived asset based on its discounted cash flows to determine the amount of any impairment expense. All construction work in progress is reviewed for impairment whenever there is an indication that there may have been a reduction in fair value. If we determine that a construction work in progress is no longer probable of completion, and the capitalized costs will not be recovered through future operations, we write down the carrying value of the project to its fair value.

To estimate future cash flows, we consider historical cash flows, existing and future contracts, changes in the market environment and other factors that may affect future cash flows. To the extent applicable, the assumptions we use are consistent with our forecasts, which involve inherent uncertainty. We use our best estimates in making these evaluations and consider various factors, including both forward price curves for power and fuel costs and forecasted operating costs; however, actual future market prices and project costs could vary from the assumptions used in our estimates, and the impact of such variations may be material.

Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows. We will discount the estimated future cash flows associated with the asset using a single interest rate representative of the risk involved with such an investment including contract terms, tenor and credit risk of counterparties. We may also consider prices of similar assets, consult with brokers, or employ other valuation techniques. We use our best estimates in making these evaluations and consider various factors, including forward price curves for power and fuel costs and forecasted operating costs. Actual future market prices and project costs may vary from the assumptions used in our estimates and the impact of such variations may be material.

We did not record any impairment charges for the three months ended March 31, 2015 or 2014.

Deferred Financing Costs, net

Our deferred financing costs incurred in connection with the issuance of debt are deferred and amortized over the life of the debt using the effective interest rate method. However, when the timing of debt transactions involve contemporaneous exchanges of cash between us and the same creditor(s) in connection with the issuance of a new debt obligation and satisfaction of an existing debt obligation, deferred financing costs are accounted as an extinguishment or modification depending on the significance of changes to the future cash flows. These debt transactions require us to either write-off the original deferred financing costs and capitalize the new issuance costs, or continue to amortize the original deferred financing costs and immediately expense the new issuance costs. We include amortization of deferred financing costs in interest and fees on debt within the Combined Statements of Operations.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

A roll-forward of deferred financing costs for the three months ended March 31, 2015 is as follows (see Note 14, Debt):

(in thousands)
Balance, December 31, 2014	$29,610
Amortization	(1,790)
Balance, March 31, 2015	$27,820

Prepaid Major Maintenance

We have entered into long-term service agreements (“LTSAs”) for certain maintenance activities at several of our facilities. These LTSAs allow us to receive technical advice in the performance of all scheduled outages including technical field assistance with respect to our gas turbines, developing the critical-path schedule for inspections, and coordinating the repair, replacement and reconditioning of all hot gas path parts. Additionally, these LTSAs cover the cost of new or fully refurbished replacement hot gas path parts for all scheduled outages. Payments are generally made monthly and include both a fixed fee and a variable fee based on equivalent operating hours, calculated based on factored fired hours and/or factored fired starts on each gas turbine; these fees escalate annually. We expense the fixed fees within operations and maintenance in the Combined Statements of Operations. For the three months ended March 31, 2015 and 2014, we recorded expense of $0.6 million and $0.5 million relating to the fixed fees, respectively. The variable fee component is capitalized to prepaid major maintenance and reclassified, as scheduled outages occur, to property, plant and equipment in the Combined Balance Sheets.

A roll-forward of prepaid major maintenance for the three months ended March 31, 2015 is as follows:

(in thousands)
Balance, December 31, 2014	$40,507
Variable fees incurred	7,118
Reclassifications to plant, property and equipment, net	(13,605)
Balance, March 31, 2015	$34,020

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities represent amounts owed to vendors, including settlement of commodity hedge transactions, employee related amounts, and other accrued liabilities incurred in the ordinary course of operations, and are recorded at historical cost on the Combined Balance Sheets.

Asset Retirement Obligations

We record all known asset retirement obligations for which we can reasonably estimate the fair value of the liability. We associate retirement obligations with long-lived assets for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the contracts, and for which the timing and/or method of settlement may be conditioned on a future event.

Our legal obligations associated with the retirement of long-lived assets are recognized at their estimated fair value at the time that the obligations are incurred. We estimate the liability based on the expected future costs for retiring the asset, discounted using a credit-adjusted risk-free rate on the date the obligation is incurred. Upon initial recognition of a liability, the cost is typically capitalized as part of the associated long-lived asset and depreciated using a straight-line basis over the life of the related assets within depreciation and amortization on the Combined Statements of Operations (see Note 13, Asset Retirement Obligations). Accretion expense in connection with the discounted liability is recognized over the remaining period of the obligation in depreciation and amortization on the Combined Statements of Operations. Revisions to the liability could occur due to changes in the estimates of these costs. Estimates of future asset retirement obligations are based on projected future retirement costs and require

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

management to exercise significant judgment. Such estimated costs could differ significantly when the actual costs are incurred.

Operating Revenues

We record operating revenues on an accrual basis as electricity, capacity and ancillary services are delivered, as well as the settlement of commodity derivative transactions. Our operating revenues are comprised of fixed capacity payments, which are primarily received from both PJM and ISO-NE capacity auctions, variable energy payments for power generation, certain ancillary service revenues, realized settlements from our economic hedging and optimization activities as well as unrealized mark-to-market revenues from derivative instruments as a result of our economic hedging and optimization activities and other service revenues. Revenues include estimated amounts not yet received.

Energy and Fuel Costs

Energy and fuel costs expense is comprised of the cost of coal, natural gas and fuel oil purchased from third parties for the purposes of consumption in our power plants to generate electricity, RGGI, SO2, and NOx amortization, and certain fixed and variable costs directly attributable to cost of generation.

Share-Based Payments and Deferred Compensation Plans

We apply stock compensation accounting for our share-based payments (see Note 16, Share-Based Payments). The fair value of each of the non-qualified stock options is estimated on the date of the grant using the Black-Scholes option-pricing model. We recognize compensation expense on a straight-line basis over the requisite vesting period for the entire award.

On September 24, 2013, Brayton Point Holdings, LLC (“Brayton Point Holdings”), at the time a wholly-owned subsidiary of ECP II, awarded certain members of management non-voting membership interests in Brayton Point Holdings. These membership interests include both a deferred compensation component and a share-based compensation component, and vest on each of the first, second, and third anniversaries of the initial grant date, and vest in their entirety upon a change in control of Brayton Point Holdings. To the extent that cash distributions from the Brayton Point facility in excess of the amount of capital invested by ECP II in Brayton Point are declared (“Distributions”), employees participate in additional cash distributions subject to the vesting requirements.

We account for Distributions made in accordance with the awards as deferred compensation. Upon declaration of a Distribution, we recognize compensation expense for the portion of the Distribution which has already vested and recognize compensation expense for the remaining portion of the Distribution on a pro rata basis over the remaining vesting period. As of March 31, 2015, $5.6 million of Distributions were made, subject to vesting. Cash is held in escrow for unvested Distributions. As of March 31, 2015, cash held in escrow in connection with these unvested Distributions was $3.4 million, and is included in restricted cash on the Combined Balance Sheets. We recognized $0.7 million in compensation expense related to these awards for the three months ended March 31, 2015, which is included within operations and maintenance on the Combined Statements of Operations.

On the Closing Date (see Note 1, Organization and Operations), all issued and outstanding non qualified stock options and membership interests fully vested and were paid. The payments were effectively made by ECP II and were not an obligation of Dynegy Inc.

Post-employment Benefit Plans

Our employees participate in various 401(k) plans. These plans provide for both employer and employee contributions up to specified limits. For most of the plans, we make a fully vested safe harbor match equal to 100% of each participant’s elective deferral contribution up to a maximum of 3% of eligible compensation, plus 50% of each participant’s elective deferral contribution that exceeded 3%, up to 6% of eligible compensation for the majority of the plans. The 401(k) plan matching contribution expenses were $1.3 million and $1.1 million for the

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

three months ended March 31, 2015 and 2014, respectively, and are included within operations and maintenance on the Combined Statements of Operations.

In addition, we may make discretionary profit-sharing contributions at the discretion of our Board of Directors as well as certain additional required contributions. Profit sharing contributions are generally subject to a three year cliff-vesting schedule based on service with us and certain predecessors. For most of the plans, the discretionary profit-sharing contribution is up to 5% of compensation per year. The profit sharing and additional contribution expenses were $0.5 million and $0.6 million for the three months ended March 31, 2015 and 2014, respectively, and are included within operations and maintenance on the Combined Statements of Operations.

Unrealized and Realized Revenues from Commodity Derivative Instruments

Unrealized Commodity Derivative Instruments Mark-to-Market Gain (Loss) — The changes in the unrealized mark-to-market value and the associated roll-off of all commodity derivative instruments and contracts are primarily reflected on a net basis within operating revenues on the Combined Statements of Operations. Our mark-to-market on derivative commodity contracts include positions being used to economically hedge commodity price risk associated with various commodities such as power, natural gas, fuel oil, and coal.

Realized Settlements of Commodity Derivative Instruments — The realized value of all derivative commodity contracts are primarily reflected on a net basis and included in operating revenues on the Combined Statements of Operations.

Income Taxes

We account for income taxes using the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant temporary differences. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities, and their respective tax basis, tax credit and net operating loss (“NOL”) carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date.

We recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of tax benefit or expense that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority. We reverse a previously recognized tax position in the first period in which it is no longer more likely than not that the tax position would be sustained upon examination (see Note 17, Income Taxes).

Concentrations of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of accounts receivable and derivative financial instruments. Accounts receivable are concentrated with entities engaged in the energy and the financial services industries. These industry concentrations may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic, industry or other conditions. We are exposed to credit losses in the event of noncompliance by counterparties on both the settlement of physical sales and derivative financial instruments. The counterparties to these transactions are major financial institutions, energy companies, ISO-NE and PJM. We determine collateral requirements to support financial instrument credit risk on a case by case basis (see Note 18, Concentration Risks).

Recent Accounting Pronouncements

Consolidation — In February 2015, the FASB issued Accounting Standards Update 2015-02, “Amendments to the

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

Consolidation Analysis”. The update improves targeted areas of the consolidation guidance and reduces the number of consolidation models. The new consolidation standard changes the way a reporting entity evaluates whether it should consolidate limited partnerships and similar entities, fees paid to a decision maker or service provider are variable interests in a VIE and variable interests in a VIE held by related parties of the reporting enterprise require the reporting enterprise to consolidate the VIE. It also eliminates the VIE consolidation model based on majority exposure to variability that applied to certain investment companies and similar entities. This pronouncement is effective for public business entities for annual and interim periods in fiscal years beginning after December 15, 2015. For all other entities, the guidance is effective for annual periods in fiscal years beginning after December 15, 2016, and for interim periods in fiscal years beginning after December 15, 2017. We are currently assessing the future impact of this update, but we do not anticipate a material impact on our financial condition, results of operations or cash flows.

Extraordinary Items — In January 2015, the FASB issued Accounting Standards Update 2015-01, “Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items”. The update eliminates the concept of an extraordinary item. As a result, an entity will no longer segregate an extraordinary item from the results of ordinary operations, separately present an extraordinary item on its income statement, net of tax, after income from continuing operations and disclose income taxes applicable to the extraordinary item. This pronouncement is effective prospectively for annual periods beginning after December 15, 2015, with early adoption permitted, and will apply to all future transactions after the adoption date. We are currently assessing the future impact of this update, but we do not anticipate a material impact on our financial condition, results of operations or cash flows.

Accounting for Identifiable Intangible Assets in a Business Combination — In December 2014, the FASB issued Accounting Standards Update 2014-18, “Accounting for Identifiable Intangible Assets in a Business Combination”. This update provides alternative accounting for a private company that recognizes or considers the fair value of identifiable intangible assets in a business combination, as part of an investment accounted for under the equity method or upon the adoption of fresh-start accounting. The accounting alternative is effective prospectively upon the first eligible transaction entered into in an annual period beginning after December 15, 2015, with early adoption permitted, and will apply to all future transactions after the adoption date. We are currently assessing the future impact of this update, but we do not anticipate a material impact on our financial condition, results of operations or cash flows.

Going Concern — In August 2014, the FASB issued Accounting Standards Update 2014-15, “Presentation of Financial Statements — Going Concern”. The update requires an entity’s management to assess the entity’s ability to continue as a going concern every reporting period including interim periods and requires additional disclosures if conditions or events raise substantial doubt about an entity’s ability to continue as a going concern. This pronouncement is effective for annual periods ending after December 15, 2016, and for annual and interim periods thereafter with early adoption permitted. We are currently assessing the future impact of this update, but we do not anticipate a material impact on our financial condition, results of operations or cash flows.

Revenue from Contracts with Customers — In May 2014, the FASB issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers”. The update requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. This pronouncement is effective for annual periods beginning after December 15, 2016, including interim periods within that reporting period, and is to be applied retrospectively. We are currently assessing the future impact of this update, but we do not anticipate a material impact on our financial condition, results of operations or cash flows.

Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity — In April 2014, the FASB issued Accounting Standards Update 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” The update raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. This pronouncement is effective for interim and annual periods beginning after December 15, 2014. We have adopted this update as of March 31, 2015, which did not have a material impact on

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

our financial condition, results of operations or cash flows.

3.                                      Equity Method Investments

As of March 31, 2015, we hold a 50.00 percent partnership interest in Elwood Energy, LLC and Elwood Expansion, LLC (“Elwood Energy”). On August 29, 2013, we acquired 50.00 percent of Elwood Expansion, LLC and 49.50 percent of Elwood Energy, LLC from Dominion Elwood, Inc. An additional 0.50 percent of Elwood Energy, LLC was acquired on October 27, 2014. Elwood Energy is a limited liability company between certain subsidiaries of ours and another party which holds the other 50.00 percent, which operates a 1,560 MW natural gas fired power plant located in Elwood, Illinois. We account for this entity under the equity method of accounting and include our net equity interest in investments in affiliates on our Combined Balance Sheets. As of March 31, 2015 and December 31, 2014, our equity method investment included on our Combined Balance Sheets was $154.0 million and $159.6 million, respectively. Our risk of loss related to our equity method investment is limited to our investment balance. Holders of the debt of our unconsolidated investment do not have recourse to us and our other subsidiaries; therefore, the debt of our unconsolidated investments is not reflected on our Combined Balance Sheets. As of March 31, 2015 and December 31, 2014, our equity method investee had debt outstanding of $160.0 million and $167.4 million, respectively, of which our share would be $80.0 million and $83.7 million, respectively.

Our equity interest in the income from Elwood Energy is recorded in equity income in affiliates on the Combined Statements of Operations. The following table sets forth details of our income from investment in affiliates and distributions for the three months ended March 31, 2015 and 2014, respectively:

	Three Months Ended March 31,
(in thousands)	2015	2014
Equity income in affiliates	$2,278	$47
Distributions	7,890	4,901

The Company has determined that it is not the primary beneficiary of the Elwood Energy power plant and does not consolidate it due to the fact that all major decisions including establishment of the annual operating budget, are made jointly by both partnership owners.

Unconsolidated Subsidiaries — Although Elwood Energy did not meet the criteria of a significant unconsolidated subsidiary as of March 31, 2015 or December 31, 2014, aggregated summarized financial data for our unconsolidated subsidiary is set forth below:

Condensed Combined Balance Sheets

Elwood Energy, LLC

As of March 31, 2015 and December 31, 2014

(in thousands)	March 31, 2015	December 31, 2014
Total assets	$394,568	$405,753

Liabilities:
Current liabilities	$23,885	$15,712
Long-term debt	151,635	159,903
Members’ capital	219,048	230,138
Total liabilities and members’ capital	$394,568	$405,753

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

Condensed Combined Statements of Operations

Elwood Energy, LLC

For the three months ended March 31, 2015 and 2014

	Three Months Ended March 31,
(in thousands)	2015	2014
Revenues	$17,764	$17,415
Expenses	13,208	17,321
Net Income	$4,556	$94

The investment in Elwood Energy for the three months ended March 31, 2015 is as follows:

(in thousands)
Balance, December 31, 2014	$159,598
Equity income in affiliates	2,278
Distributions	(7,890)
Balance, March 31, 2015	$153,986

4.                                      Accounts Receivable, Net of Allowance

Accounts receivable, net of allowance as of March 31, 2015 and December 31, 2014 are as follows:

(in thousands)	March 31, 2015	December 31, 2014
Trade accounts receivable, net of no allowances	$49,672	$43,959
Derivative settlements	—	16,748
Other receivables	4,849	19,592
Accounts receivable, net of no allowances	$54,521	$80,299

5.                                      Inventories

Inventories as of March 31, 2015 and December 31, 2014 are as follows:

(in thousands)	March 31, 2015	December 31, 2014
Coal, natural gas and fuel oil	$19,364	$17,703
Coal and fuel oil on consignment	31,958	64,124
Materials and supplies	45,359	45,997
Inventories	$96,681	$127,824

As of March 31, 2015 and December 31, 2014, there are no inventory valuation allowances recorded on the Combined Balance Sheets.

Inventories on Consignment

On September 10, 2013, we entered into an Inventory Financing Arrangement with an unrelated third party for certain inventories at our Brayton Point facility, collateralized by all of the equity in the Brayton Point facility. The Inventory Financing Arrangement contains customary events of default and affirmative and negative covenants. In the event of default, we will be required to repay our outstanding obligations. Under this inventory financing facility, the third party agreed to purchase, own, and hold exclusive title to certain quantities of coal and fuel oil, in exchange for cash to be repaid no later than the termination of the agreement on May 31, 2017 (see Note 12, Commitments and Contingencies and Note 14, Debt).

We reclassified our existing inventory to inventory on consignment at the time we exchanged the inventory for cash.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

Our inventory on consignment was recorded at the existing volume of coal and fuel oil at the then weighted average cost of the coal and fuel oil. We record subsequent deliveries of coal and fuel oil in inventories on consignment on the Combined Balance Sheets upon delivery to our Brayton Point facility at the price paid to the unrelated third party, plus incidental expenses and transportation charges to bring the inventory to the Brayton Point Facility. We hold this inventory at cost until consumed for power generation, at which time we remove the inventory on consignment at its weighted average cost and record the usage at the weighted average cost within energy and fuel costs on the Combined Statements of Operations.

6.                                      Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as of March 31, 2015 and December 31, 2014 are as follows:

(in thousands)	March 31, 2015	December 31, 2014
Trade accounts payable	$—	$7,974
Accrued accounts payable	17,027	18,024
Derivative settlements	1,581	936
Insurance borrowings, net	4,957	8,262
Accrued liabilities	26,182	27,847
Accrued interest	370	488
Accrued taxes	6,106	1,394
Accounts payable and accrued liabilities	$56,223	$64,925

7.                                      Property, Plant and Equipment

As of March 31, 2015 and December 31, 2014, the components of property, plant and equipment stated at cost less accumulated depreciation are as follows:

			Range of
			Economic Service
(in thousands)	March 31, 2015	December 31, 2014	Life (Years)
Property, plant and equipment:
Generation plant	$1,852,291	$1,840,652	3 to 35
Land	24,791	24,791
Construction work in progress	1,247	1,782
Capital spares inventory	9,076	9,076
Other	9,060	9,004	2 to 10
Property, plant and equipment	$1,896,465	$1,885,305
Less: Accumulated depreciation	(216,986)	(200,863)
Property, plant and equipment, net	$1,679,479	$1,684,442

Generation plant

Our generation plant is comprised of our nine power generation assets located across both ISO-NE and PJM. Generation plant is generally recorded at historical cost or fair value upon acquisition. The cost of renewals and improvements that extend the useful life and improve the efficiency of the generation plant component are capitalized.

Land

Land primarily includes land owned where our power generation facilities are located and is not subject to depreciation.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

Construction work in progress

Our construction work in progress primarily includes parts purchased to facilitate future production and enhancement programs that result in improvements in reliability, environmental emissions performance, and plant safety performance. Construction progress payments, salaries, and other costs directly relating to construction in progress are capitalized during the construction period, provided the completion of the project is deemed probable, or expensed when development of a particular project is no longer probable. Construction work in progress balances are transferred to generation plant when an asset group is put into service.

Capital spares inventory

Our capital spares inventory primarily includes major components needed for maintenance or repair of fixed assets, which generally have a long-lead time for purchase. Capital spares are carried at cost and are not subject to depreciation until they are placed in service.

Other

Other plant, property and equipment is comprised of non-generation activities including information technology hardware and software, leasehold improvements, vehicles and furniture and fixtures.

Depreciation

Depreciation expense was $24.1 million and $21.1 million for the three months ended March 31, 2015 and 2014, respectively, and is included in depreciation and amortization on the Combined Statements of Operations. We also recognized $0.5 million and $0.4 million in losses on disposals and replacements of property, plant and equipment for the three months ended March 31, 2015 and 2014, respectively, which are included in depreciation and amortization on the Combined Statements of Operations.

8.                                      Goodwill

Goodwill is not amortized for financial reporting purposes and is deductible for tax purposes. U.S. GAAP requires that goodwill and intangible assets deemed to have indefinite useful lives be reviewed for impairment at least annually by applying a fair value-based test. Goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value, and if the implied fair value of goodwill based on the estimated fair value of the reporting unit is less than the carrying amount. We use December 31 as our annual goodwill impairment testing date.

As of March 31, 2015 and December 31, 2014, the goodwill balance was $101.9 million. The goodwill balance represents the excess of purchase price over the fair value of assets acquired and liabilities assumed for the Liberty Generation Electric Holdings, LLC acquisition in 2011, a component of our PJM reporting unit. We completed our impairment analysis as of December 31, 2014, and determined that no impairment exists. In completing this analysis, the fair value of the reporting unit was estimated using both the income and market for the approach valuation methodology.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

9.                                      Emission Allowances

Our emission allowances assets consist of RGGI emission allowances and SO2 and NOx emission allowances. Amortization of RGGI, SO2 and NOx credits occurs as natural gas, coal and fuel oil are consumed and related emissions are emitted into the air. As of March 31, 2015 and December 31, 2014, the carrying amounts of emission allowances by major asset class are as follows:

			Weighted-average
(in thousands)	March 31, 2015	December 31, 2014	Useful Life (Years)
RGGI allowances	$49,925	$58,662
SO2/NOx allowances	50	42
Emission allowances	$49,975	$58,704	1.43

A roll-forward of emission allowances for the three months ended March 31, 2015 is as follows:

(in thousands)
Balance, December 31, 2014	$58,704
Purchases	117
Amortization expense	(8,846)
Balance, March 31, 2015	$49,975

10.                               Assets and Liabilities with Recurring Fair Value Measurements

The following methods and assumptions were used to estimate the fair value of each of the following financial instruments:

Cash and Cash Equivalents, Restricted Cash and Special Deposits — Due to the short-term nature of cash and cash equivalents, restricted cash and special deposits, carrying amounts approximate fair value.

Derivative Assets and Liabilities — Derivative assets and liabilities are recorded at fair value utilizing valuation methods and techniques consistent with industry practices (see Note 11, Derivative Instruments).

We utilize market data, such as pricing services and broker quotes along with other assumptions that we believe market participants would use, to price our assets or liabilities, including assumptions about the risks inherent to the inputs in the valuation technique. These inputs can be either readily observable, market corroborated, or generally unobservable. Market data obtained from broker pricing services is evaluated to determine the nature of the quotes obtained and, where accepted as a reliable quote, used to validate our assessment of fair value. We use other qualitative assessments to determine the level of activity in any given market. We primarily apply both the market approach and the income approach for recurring fair value measurements and utilize what we believe to be the best available information. We utilize valuation techniques that seek to maximize the use of observable inputs and minimize the use of unobservable inputs. We classify fair value balances based on the observability of these inputs.

Fair values fluctuate from period to period due to market price volatility. Changes in fair value and both unrealized and realized gains and losses are reflected currently on the Combined Statements of Operations. Unrealized mark-to-market gains and losses on our commodity contracts and interest rate derivatives are not reflected in the Combined Statements of Operations during the same period as the underlying power sales and fuel purchases for our generation business and interest payments, respectively, for which the derivative instruments serve as economic hedges. Additionally, the total unrealized mark-to-market gains or losses are recognized on commodity contracts and interest rate derivatives in operating revenues and mark-to-market on interest rate derivative contracts, respectively, on the Combined Statements of Operations. These mark-to-market gains or losses are not indicative of the economic gross profit or losses we expect to realize when the underlying transactions settle.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

The method used to determine the fair market value of natural gas and power swap transactions is to value the respective forward market prices (received from a third party) as a differential to the underlying transaction prices, multiply by the contractual volumes by delivery month, and discount back to net present value (Level 2).

The method used to determine the fair market value of heat rate call option hedges is to use a spread option model based on the Black-Scholes framework and discount back to net present value (Level 3). Significant assumptions in this model include volatility, correlation, and forward power and natural gas prices. The unobservable inputs in the Black-Scholes model consist of the spark spread volatility, which is determined by power and gas volatility, and the correlation between the two commodity prices. Individual volatilities and correlations for a given delivery month are based on the natural logarithms of price returns for the previous 90 days.

The method used to determine the fair market value of the interest rate swap contracts is to value the contracts against similar instruments and observable market interest rates and discount back to net present value (Level 2). However, since our interest rate swaps have a floor price embedded within the settlement pricing terms, the respective put value has to be determined, whereupon the underlying valuation inputs are not as readily observable compared to forward market prices (Level 3).

Discount factors used in net present value calculations are representative of an internal forward risk-free interest rate curve derived from the London Interbank Offering Rate (“LIBOR”) spot rates and Eurodollar futures.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect our estimate of the fair value of our assets and liabilities and their placement within the fair value hierarchy levels. The following tables present our financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2015 and December 31, 2014 by level within the fair value hierarchy:

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

	Assets and Liabilities with Recurring Fair Value Measures as of March 31, 2015
(in thousands)	Location on Combined Balance Sheets	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	Cash and cash equivalents	$193,324	$—	$—	$193,324
Restricted cash	Restricted cash	77,318	—	—	77,318
Special deposits	Special deposits	18,593	—	—	18,593
Commodity instruments:
Commodity contracts	Mark-to-market derivative assets - current	—	7,314	—	7,314
Commodity contracts	Mark-to-market derivative assets - non-current	—	—	—	—
Interest rate swaps:
Interest rate contracts	Mark-to-market derivative assets - current	—	—	—	—
Interest rate contracts	Mark-to-market derivative assets - non-current	—	—	—	—

Liabilities:
Commodity instruments:
Commodity contracts	Mark-to-market derivative liabilities - current	—	(34,035)	(2,851)	(36,886)
Commodity contracts	Mark-to-market derivative liabilities - non-current	—	(14,884)	—	(14,884)
Interest rate swaps:
Interest rate contracts	Mark-to-market derivative liabilities - current	—	—	(11,216)	(11,216)
Interest rate contracts	Mark-to-market derivative liabilities - non-current	—	—	(11,395)	(11,395)
Inventory financing facility	Current liabilities	—	(39,302)	—	(39,302)
Long term debt	Current and non-current liabilities	—	(1,429,908)	—	(1,429,908)

	Assets and Liabilities with Recurring Fair Value Measures as of December 31, 2014
(in thousands)	Location on Combined Balance Sheets	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	Cash and cash equivalents	$40,271	$—	$—	$40,271
Restricted cash	Restricted cash	77,826	—	—	77,826
Special deposits	Special deposits	26,481	—	—	26,481
Commodity instruments:
Commodity contracts	Mark-to-market derivative assets - current	—	28,606	—	28,606
Commodity contracts	Mark-to-market derivative assets - non-current	—	—	—	—
Interest rate swaps:
Interest rate contracts	Mark-to-market derivative assets - current	—	—	—	—
Interest rate contracts	Mark-to-market derivative assets - non-current	—	—	305	305

Liabilities:
Commodity instruments:
Commodity contracts	Mark-to-market derivative liabilities - current	—	(12,706)	(6,550)	(19,256)
Commodity contracts	Mark-to-market derivative liabilities - non-current	—	(16,484)	—	(16,484)
Interest rate swaps:
Interest rate contracts	Mark-to-market derivative liabilities - current	—	—	(11,691)	(11,691)
Interest rate contracts	Mark-to-market derivative liabilities - non-current	—	—	(3,739)	(3,739)
Inventory financing facility	Current liabilities	—	(59,536)	—	(59,536)
Long term debt	Current and non-current liabilities	—	(1,414,306)	—	(1,414,306)

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

A roll-forward of fair value measurements using significant unobserved inputs (Level 3) for the three months ended March 31, 2015 is as follows:

	Fair Value Measurements Using
	Significant Unobservable Inputs (Level 3)
	Commodity	Interest Rate
(in thousands)	Contracts	Contracts	Total
Balance, December 31, 2014	$(6,550)	$(15,125)	$(21,675)
Included in earnings - Unrealized loss (change in fair value)	1,121	(10,269)	(9,148)
Included in earnings - Unrealized gain (roll-off)	2,578	2,783	5,361
Balance, March 31, 2015	$(2,851)	$(22,611)	$(25,462)

Total unrealized and realized gains and losses on commodity contracts are recorded in operating revenues on the Combined Statements of Operations. Total unrealized and realized gains and losses on interest rate contracts are recorded in the mark-to-market on interest rate derivative contracts on the Combined Statements of Operations.

As of March 31, 2015 the sources of the fair value of commodity and interest rate contracts and the schedule of maturity of these contracts are included in the following tables:

	Fair Value of Commodity and Interest
	Rate Derivative Contracts
	March 31, 2015
	Maturity	Maturity of	Maturity	Total
	of One Year	One to	in Excess of	Fair
(in thousands)	or Less	Four Years	Four Years	Value
Source of Fair Value
Quoted prices in active markets (Level 1)	$—	$—	$—	$—
Significant other observable inputs (Level 2)	(26,721)	(14,884)	—	(41,605)
Significant unobservable inputs (Level 3)	(14,067)	(11,395)	—	(25,462)
Total	$(40,788)	$(26,279)	$—	$(67,067)

The following table presents quantitative information for the unobservable inputs used in our most significant Level 3 fair value measurements as of March 31, 2015 and December 31, 2014:

	Quantitative Information about Level 3 Fair Value Measurements
	March 31, 2015
	Fair Value, Net Asset	Valuation	Significant
(in thousands)	(Liability)	Technique	Unobservable Input	Range
Commodity contracts	$(2,851)	Black-Scholes	Volatility and Correlation	11%-79% 24%-79%

Interest rate swap contracts	(22,611)	Interest Rate Swap Black-Scholes	Volatility	61%-74%

	Quantitative Information about Level 3 Fair Value Measurements
	December 31, 2014
	Fair Value, Net Asset	Valuation	Significant
(in thousands)	(Liability)	Technique	Unobservable Input	Range
Commodity contracts	$(6,550)	Black Scholes	Volatility and Correlation	5%-67% -16%-92%

Interest rate swap contracts	(15,125)	Interest Rate Swap Black Scholes	Volatility	51%-78%

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

Debt - We record our debt instruments on contractual terms, net of any applicable premium or discount. We did not elect to apply the alternative U.S. GAAP provision of the fair value option for recording financial assets and financial liabilities. The following table details the fair values and carrying values of our debt instruments as of March 31, 2015 and December 31, 2014:

	March 31, 2015		December 31, 2014
(in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
First Lien Facility - Term B Loan	$630,210	630,998	$630,210	$627,456
First Lien Facility - Term C Loan	771,638	773,089	773,600	761,029
Working Capital Facility	25,821	25,821	25,821	25,821
Total long-term debt	1,427,669	1,429,908	1,429,631	1,414,306

Inventory financing facility	39,302	39,302	59,536	59,536
Total debt	$1,466,971	$1,469,210	$1,489,167	$1,473,842

We measure the fair value of our debt instruments using market information, including quoted market prices or dealer quotes for the identical liability when traded as an asset (categorized as level 2).

11.                               Derivative Instruments

We are exposed to the impact of market price fluctuations of electricity, natural gas, coal, fuel oil, and other energy-related products associated with operations, as well as interest rates. To help manage this risk and optimize the energy margin of our assets, we execute derivative transactions with bilateral counterparties on recognized exchanges or via over-the-counter markets, depending on the most favorable credit terms and market execution factors (see Note 2, Significant Accounting Policies and Recent Pronouncements, Fair Value Measurements and Note 10, Assets and Liabilities with Recurring Fair Value Measurements).

As a result of the Brayton acquisition, we acquired a 91 MW capacity contract which has been designated and afforded the normal sale exemption. The initial mark-to-market of this capacity contract is included in mark-to-market derivative assets on the Combined Balance Sheet and is included in the tables and figures below.

For the three months ended March 31, 2015, the change in fair value and unrealized loss associated with the contract roll-off of derivative commodity contracts was negative $8.6 million and negative $28.7 million, respectively, which were recorded in operating revenues in the Combined Statements of Operations. For the three months ended March 31, 2014, the change in fair value and unrealized gain associated with the contract roll-off of derivative commodity contracts was negative $39.8 million and positive $84.1 million, respectively, which were recorded in operating revenues in the Combined Statements of Operations. For the three months ended March 31, 2015, the realized gain associated with the settlements of these transactions was $21.5 million, which was recorded in operating revenues on the Combined Statements of Operations. For the three months ended March 31, 2014, the realized loss associated with the settlements of these transactions was $111.8 million, which was recorded in operating revenues on the Combined Statements of Operations.

During 2011, we entered into three fixed for floating rate amortizing interest rate swaps. The interest rate swaps commenced on January 28, 2011 and expire on January 28, 2016. The purpose of these swaps was to economically hedge the floating rate borrowings of certain financings held through June 21, 2012 with a fixed rate of interest. In connection with certain refinancings during 2012, we entered into three additional fixed for floating rate amortizing interest rate swaps. These interest rate swaps commenced on June 21, 2012 and expire on June 30, 2017. In connection with the Third Amendment during 2013, we entered into three additional fixed for floating rate amortizing interest rate swaps. These interest rate swaps commenced on September 30, 2013 and expire on June 30, 2017. Also during 2013, we entered into four additional fixed for floating rate amortizing interest swaps designed to restructure the floor price of certain existing interest rate swaps from 1.50 percent to 1.00 percent to align them with the 100 basis LIBOR floor on the term debt resulting from the Third Amendment. These interest rate swaps commenced on December 31, 2013 and expire on either January 28, 2016 or June 30, 2017 (see Note 14, Debt). In February 2014, we entered into three additional fixed for floating amortizing interest rate swaps. The interest rate

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

swaps commenced on March 31, 2014 and expire on March 31, 2019. All interest rate swaps were terminated on April 1, 2015 in connection with the Dynegy acquisition. These derivative contracts are not designated as cash flow hedges and therefore are required to be marked-to-market through the Combined Statements of Operations in accordance with applicable derivative accounting guidance. The change in fair value of these contracts was negative $10.3 million and negative $0.9 million for the three months ended March 31, 2015 and 2014, respectively, and is recorded in the mark-to-market on interest rate derivative contracts on the Combined Statements of Operations. The unrealized gain associated with the contract roll-off of interest rate contracts was a positive $2.8 million and positive $1.9 million for the three months ended March 31, 2015 and 2014, respectively, and is included in the mark-to-market on interest rate derivative contracts on the Combined Statements of Operations. For the three months ended March 31, 2015 and 2014, the realized loss associated with the settlements on the transactions was $2.7 million and $2.0 million, respectively, which was recorded in interest and fees on debt on the Combined Statements of Operations.

Commodity derivatives are comprised of both long and short positions: a long position is a contract to purchase, whereby a short position is a contract to sell. Interest rate contracts consist of interest rate swaps transacted to manage our interest rate risk.

The gross fair values of derivative assets and liabilities with the same counterparty are offset and reported as net within mark-to-market derivative assets or liabilities, with appropriate current and long-term portions, in our Combined Balance Sheets.

As of March 31, 2015 and December 31, 2014, we had commodity and interest rate derivative contracts outstanding in the following gross notional volumes on an absolute basis as follows:

	March 31, 2015
	Accounting	Unit of		Net Fair
(in thousands, except quantity)	Treatment	Measure	Quantity	Value
Commodity contracts:
Heat Rate Options	Mark-to-market	MWh	660,100	$(2,851)
Natural Gas Basis Spread Swaps	Mark-to-market	MMBtu	7,264,974	(2,094)
Natural Gas Swaps	Mark-to-market	MMBtu	7,994,954	(8,911)
Power Swaps	Mark-to-market	MWh	1,112,180	6,535
Oil Swaps	Mark-to-market	Barrels	350,000	788
Coal Swaps	Mark-to-market	st	3,101,900	(38,666)
Capacity	Accrual	MW	91	743
Interest rate contracts:
Interest rate swaps	Mark-to-market	Dollars (US)	1,248,652,206	$(22,611)
				$(67,067)

	December 31, 2014
	Accounting	Unit of		Net Fair
(in thousands, except quantity)	Treatment	Measure	Quantity	Value
Commodity contracts:
Heat rate options	Mark-to-market	MWh	875,994	$(6,550)
Natural gas basis spread swaps	Mark-to-market	MMBtu	4,674,969	(4,776)
Natural gas swaps	Mark-to-market	MMBtu	10,151,046	(12,968)
Power swaps	Mark-to-market	MWh	3,141,793	47,919
Oil swaps	Mark-to-market	Barrels	350,000	787
Coal swaps	Mark-to-market	Short Ton (st)	4,877,308	(33,404)
Capacity	Accrual	MW	91	1,858
Interest rate contracts:
Interest rate swaps	Mark-to-market	Dollars (US)	1,250,418,455	$(15,125)
				$(22,259)

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

For the three months ended March 31, 2015 and 2014, the changes in fair value of commodity and interest rate derivative contracts, and non-cash unrealized gains or losses associated with roll-off during the period, are reflected within the Combined Statements of Operations as follows:

	Derivatives Not Designated as Hedging Instruments
		Total Loss	Total Income
		Recognized	Recognized
		For the Three Months	For the Three Months
(in thousands)	Location of (Loss) Income	Ended March 31, 2015	Ended March 31, 2014
Commodity contracts	Operating revenues	$(37,322)	$44,314
Interest rate swap contracts	Mark-to-market on interest rate derivative contracts	(7,486)	974
Total		$(44,808)	$45,288

12.                               Commitments and Contingencies

We record accruals for estimated loss contingencies when available information indicates that a loss is probable and the amount of the loss, or range of loss, can be reasonably estimated. In addition, we disclose matters for which we believe a material loss is reasonably possible. In all instances, we have assessed the matters below based on current information and made judgments concerning their potential outcome, giving consideration to the nature of the claim, the amount, if any, and nature of damages sought and the probability of success. We regularly review all new information with respect to such contingencies and adjust our assessments and estimates of such contingencies accordingly. Because litigation is subject to inherent uncertainties including unfavorable rulings or developments, it is possible that the ultimate resolution of our legal proceedings could involve amounts that are different from any recorded accruals, and that such difference could be material.

Legal Proceedings - We do not have any material legal proceedings that are currently pending where an unfavorable outcome is probable. From time to time, we may be party to routine proceedings arising in the ordinary course of business. These actions may seek, among other things, compensation, civil penalties or other losses, or injunctive or declaratory relief. Any accruals or estimated losses related to these matters are not material. In our judgment, the ultimate resolution of these matters will not have a material effect on our financial condition, results of operations or cash flows.

Environmental Matters - We are subject to environmental laws and regulations intended to mitigate or eliminate the effect of operations and to protect the environment. As such, we have an active environmental auditing and training program and believe that the program is in compliance with all existing laws and regulations and do not believe that environmental reserves are necessary at this time, with the exception of the Milford item noted below.

Groundwater contamination is known to exist on the Milford Power property from historical offsite sources. Milford Power and the nearby industrial facilities are named as respondents in a Partial Consent Order with the Connecticut Department of Energy and Environmental Protection (“DEEP”) which specifies monitoring and remediation requirements. The remaining reserve is approximately $0.2 million and $0.2 million as of March 31, 2015 and December 31, 2014, respectively, and is included in other current liabilities on the Combined Balance Sheets.

Leases - We have lease arrangements for buildings, rail cars, office space, water access and usage and land. The provisions of these lease agreements provide for renewal options.

MASSPOWER is party to a lease agreement pursuant to which it leases approximately six acres of land in Indian Orchard, Massachusetts. The lease agreement was entered into on July 30, 1990 for a term of 20 years from the commercial operation date of the facility (July 1993) with an option to extend the lease through July 31, 2028, by providing notice of intent to extend at least six months prior to July 31, 2013. The notice of intent to extend the lease was provided on April 25, 2012. The extension of the lease does not require operating lease payments for the fifteen year extended period of the lease, but does require us to continue to pay property taxes related to the land. As of March 31, 2015, there were current and non-current prepaid rent balances of $0.9 million and $10.8 million, which were included within prepayments and other non-current assets, respectively, on the Combined Balance Sheets. As of December 31, 2014, there were current and non-current prepaid rent balances of $0.9 million and $11.7 million,

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

which were included within prepayments and other non-current assets, respectively, on the Combined Balance Sheets.

We have contracts which we account for as operating leases under U.S. GAAP. Operating lease rental payments charged to expense for the three months ended March 31, 2015 and 2014 were $2.9 million and $3.1 million, respectively.

Long-Term Contractual Arrangements - We have entered into certain long-term contractual arrangements, including LTSAs at Dighton, Lake Road, Milford and Liberty (see Note 2, Significant Accounting Policies and Recent Pronouncements, Prepaid Major Maintenance), forward coal contracts, property tax agreements and certain chemical and services contracts.

As part of the Inventory Financing Arrangement, we are obligated to purchase minimum quantities of coal and fuel oil (collectively, “materials”) each year (see Note 14, Debt).

Capacity Contract Liability - As part of the August 29, 2013 Brayton Point acquisition, a capacity obligation with ISO-NE was fair valued. Brayton Point is committed to ISO-NE to provide installed capacity through May 31, 2017. The fair value of the obligation was a $35.0 million liability at August 29, 2013. The liability was determined using the multi period excess earnings method, which is a specific application of the income approach. The principle behind the multi-period excess earnings method is that the value of the obligation is equal to the present value of the incremental after-tax cash flows attributable only to the obligation after deducting contributory asset charges. The incremental after-tax cash flows attributable to the obligation was then discounted to its net present value.

A roll-forward of capacity contract liability for the three months ended March 31, 2015 is as follows:

(in thousands)
Balance, December 31, 2014	$19,786
Amortization	(1,565)
Balance, March 31, 2015	$18,221

Series B Convertible Participating Preferred Stock - On December 17, 2013, the Company authorized 10,000 shares and issued 3,450 shares of Series B Convertible Participating Preferred Stock to ECP II in a private placement. The par value is $0.01 per share with initial liquidation preference of $1,739 per share. The Series B Convertible Participating Preferred Stock is located within the mezzanine equity section on the Combined Balance Sheets, due to the fact that the preferred shares were subject to mandatory conversion on the Hart-Scott-Rodino Act of 1976 approval date (the “HSR date”). The approval date is defined as the date upon which the waiting period under the HSR date permits the holder of Preferred Stock to acquire common stock, typically 30 days from filing or by early termination letter, as defined by the Certificate of Designation of Series B Convertible Participating Preferred Stock agreement.

On January 23, 2014, 3,450 shares of Series B Convertible Participating Preferred Stock, representing all Series B Convertible Participating Preferred Stock shares outstanding, were converted into 3,450 shares of common stock at the value of $1,739 per share. The total balance of the converted shares was $6.0 million, and no dividends were paid or are due in the future with respect to these shares. As of March 31, 2015 and December 31, 2014, no shares of Series B Convertible Participating Preferred Stock were issued or outstanding.

13.                               Asset Retirement Obligations

We record the present value of our legal obligations to retire tangible, long-lived assets on our Combined Balance Sheets as an asset retirement obligation when the liability is incurred. Our asset retirement obligations (“AROs”) are a result of certain safety and environmental-related legal obligations we are required to perform, due to laws, statutes and regulations pertaining to the eventual retirement of certain tangible, long-lived assets. AROs include activities such as ash pond and landfill capping, dismantlement of power generation facilities, future removal of asbestos

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

laden material from certain power generation facilities, closure and post-closure costs, environmental testing, remediation, and monitoring.

A roll-forward of asset retirement obligation liabilities for the three months ended March 31, 2015 is as follows:

(in thousands)
Balance, December 31, 2014	$54,285
Accretion expense	760
Liabilities settled	(10)
Balance, March 31, 2015	$55,035

Brayton Point will be retired and begin decommissioning activities in June 2017 after fulfillment of its capacity contract (see Note 12, Commitments and Contingencies).

Subsequent to the date of these Combined Financial Statements, on April 17, 2015, the EPA published in the Federal Registry a rule to regulate the disposal of coal combustion residuals (CCR) from electric utilities as solid waste. The rule has an effective date in October 2015. The federal regulation classifies CCR as nonhazardous waste under the Resource Conservation and Recovery Act. The regulation applies to all new and existing CCR landfills, new and existing CCR surface impoundments, structural fills and CCR piles. The rule establishes requirements regarding landfill design, structural integrity design and assessment criteria for surface impoundments, groundwater monitoring and protection procedures and other operational and reporting procedures to ensure the safe disposal and management of CCR. In addition to the requirements of the federal CCR regulation, CCR landfills and surface impoundments will continue to be independently regulated by most states.

14.                               Debt

Details of debt outstanding are as follows:

	Balance as of		Interest Rate as of
(in thousands)	March 31, 2015	December 31, 2014	March 31, 2015	December 31, 2014
First Lien Facility - Term B Loan, due December 21, 2018	$630,210	$630,210	4.25%	4.25%
First Lien Facility - Term C Loan, due December 31, 2019	771,638	773,600	4.25%	4.25%
Working Capital Facility, due June 21, 2017	25,821	25,821	5.18%	5.17%
Inventory financing facility	39,302	59,536	4.56 & 8.26%	4.54 & 8.24%
Total debt outstanding	1,466,971	1,489,167
Less: Amounts due within one year:
Current portion of long-term debt	(254,365)	(279,145)
Inventory financing facility	(39,302)	(59,536)
Long-term debt	$1,173,304	$1,150,486

A roll-forward of debt for the three months ended March 31, 2015 is as follows:

	First Lien Facility	First Lien Facility	Working Capital	Inventory
(in thousands)	Term B	Term C	Facility	Financing Facility	Total
Balance, December 31, 2014	$630,210	$773,600	$25,821	$59,536	$1,489,167
Scheduled principal payments	—	(1,962)	—	—	(1,962)
Inventory financing, net	—	—	—	(20,234)	(20,234)
Balance, March 31, 2015	$630,210	$771,638	$25,821	$39,302	$1,466,971

First Lien Credit and Guaranty Agreement - First Lien Facility (“Term B and Term C”) and Working Capital Facility

On June 21, 2012, we entered into the First Lien Facility, which consisted of a $685 million Term B loan facility and a $100 million working capital facility (collectively, the “Refinancing”) with Barclays Bank PLC, as administrative agent and collateral agent as well as a Depositary Agreement with Barclays Bank PLC as collateral agent and Union Bank, N.A. as depositary. On August 29, 2013, as part of the Kincaid and Elwood acquisition, we borrowed $635 million under the First Lien Financing Term C loan facility and increased the working capital facility

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

by $46 million (from $100 million to $146 million). On December 18, 2013, as part of the acquisition of Richland and Stryker, we borrowed an additional $150 million under the Term C loan facility.

Under the First Lien Facility, the Term B loan, Term C loan and Working Capital Facility mature on December 21, 2018, December 31, 2019 and June 21, 2017, respectively. Our debt is guaranteed by Energy Capital Partners II-A, LP and Energy Capital Partners GP II, LP pursuant to a guaranty agreement in favor of Barclays Bank PLC as First Lien Administrative Agent.

Interest accrues on the First Lien Facility at our election of either (i) the base rate, which is the greater of the Prime Rate or the Federal Funds Effective Rate plus 50 basis points or one half of one percent plus the one month Eurodollar rate, which cannot be less than 100 basis points per annum, plus 225 basis points or (ii) a one, two, three or six month Eurodollar Rate, which cannot be less than 100 basis points per annum, plus an applicable margin of 325 basis points for Eurodollar rate advances. Interest is paid at the end of each fiscal quarter for base rate funds borrowed, and is paid on the last day of each one, two or three month Eurodollar rate period, unless the rate chosen is a six month Eurodollar rate, in which case interest is paid after three months and at the end of the six month period.

For the three months ended March 31, 2015 and 2014, total interest expense of $14.9 million and $15.4 million, respectively, was incurred on the First Lien Facility and recorded within interest and fees on debt within the Combined Statements of Operations.

In connection with the Third Amendment to the First Lien Facility, we, subject to certain restrictions, have access to a $127 million working capital facility (“Tranche A Facility”) and a $19 million working capital facility (“Tranche B Facility”), from which we can borrow working capital funds of up to $127 million or issue letters of credit up to $146 million, subject to a reduction for any working capital borrowings or letters of credit outstanding. The Tranche A Facility can be used for both working capital borrowings and the issuance of letters of credit, while the Tranche B Facility can only be used for the issuance of letters of credit.

Fees are accrued at the one, two, three or six month Eurodollar Rate plus an applicable margin of 500 basis points for working capital borrowings, 500 basis points for issued letters of credit and 50 basis points for unused availability under each working capital facility. In accordance with the First Lien Facility, we are required to cash collateralize letters of credit issued under the Tranche A Facility and the Add-on L/C Commitment Facility by depositing funds within a collateral bank account pledged in favor of the Tranche A Issuing Bank and the Add-on Issuing Bank. Cash used to collateralize letters of credit issued under the Tranche A Facility and the Add-on L/C Commitment Facility accrues interest at the one month Eurodollar Rate less 15 basis points and is recorded in restricted cash on the Combined Balance Sheets (see Note 2, Significant Accounting Policies and Recent Pronouncements, Restricted Cash).

For the three months ended March 31, 2015 and 2014, interest and fees relating to the working capital facilities of $0.6 million and $1.0 million, respectively, were expensed and recorded within interest and fees on debt within the Combined Statements of Operations.

In addition, other fees of $0.1 million and $35 thousand were expensed and recorded within interest and fees on debt within the Combined Statements of Operations for the three months ended March 31, 2015 and 2014, respectively.

Under the First Lien Facility, there are scheduled principal payments on the Term B loan and Term C loan, which are payable on the last business day of each calendar quarter. The scheduled quarterly principal payment is equal to 0.25 percent of the total principal amount of term loan advances originally outstanding which are reduced as a result of the application of mandatory prepayments. Additionally, under the Term B loan and Term C loan, there are mandatory and optional prepayment provisions. Mandatory prepayments, subject to specific calculations and conditions, occur on the last business day of each calendar quarter in the months of June and December, as well as upon receipt of asset sale proceeds, debt proceeds, insurance proceeds and eminent domain proceeds. Mandatory prepayments are to be applied (i) first, to prepay the term loan advances applied to the immediately succeeding four quarterly principal payments and thereafter, applied to the remaining quarterly principal payments and the payment

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

due upon term maturity on a pro rata basis, (ii) second, to cash collateralize outstanding letters of credit, (iii) third, to prepay outstanding working capital borrowings and (iv) fourth, to permanently reduce the working capital facility. Optional prepayments are to be applied to prepay the aggregate principal amount provided that each partial prepayment shall be for a minimum amount of $1.0 million and if in excess of the minimum amount, must be in a multiple of $0.5 million. We made scheduled principal prepayments and mandatory principal prepayments of $2.0 million and $0.0 million, respectively, for the three months ended March 31, 2015. We made scheduled principal prepayments and mandatory principal prepayments of $2.0 million and $0.0 million, respectively, for the three months ended March 31, 2014.

The First Lien Facility provides that it must comply with certain financial and non-financial covenants. Beginning March 31, 2014, provisions in the First Lien Credit and Guaranty Agreement require us to maintain, at the end of each fiscal quarter, a leverage ratio of no more than 8.75 to 1.00 and an interest coverage ratio of no less than 1.63 to 1.00. Under the terms of the First Lien Credit and Guaranty Agreement, over time, the minimum interest coverage ratio requirement will continue to increase and the maximum leverage ratio requirement will continue to decrease. As of March 31, 2015, we are required, at the end of the fiscal quarter, to maintain a leverage ratio of no more than 6.50 to 1.00 and an interest coverage ratio of no less than 1.63 to 1.00. As of March 31, 2015 and December 31, 2014, we were in compliance with all applicable covenants.

Subsequent to the date of these Combined Financial Statements, all outstanding debt on the First Lien Facility was fully repaid on the Closing Date (see Note 1, Organization and Operations) eliminating all corresponding provisions.

Inventory Financing Facility

On September 10, 2013, we entered into an Inventory Financing Arrangement for our coal and fuel oil inventories at our Brayton Point facility, consisting of a debt obligation for our existing and subsequent inventories, as well as a $15.0 million line of credit (see Note 5, Inventories). Drawdowns in excess of the $15.0 million line of credit are cash collateralized. This Inventory Financing Arrangement terminates, and our obligations become due and payable, on May 31, 2017, and is collateralized by all of the equity associated with the Brayton Point facility. As of March 31, 2015 and December 31, 2014, our balance for this debt obligation was $20.5 million and $40.4 million, respectively. As of March 31, 2015 and December 31, 2014, our line of credit balance was $18.8 million and $19.2 million, respectively, of which $3.8 million and $4.2 million, respectively, were collateralized by cash and included in special deposits on the Combined Balance Sheets. Proceeds from the debt were used to finance our existing inventories of coal and fuel oil and assist in financing Brayton Point’s working capital requirements. No premium or discount was recorded with the financing obligation.

As the materials are purchased and delivered to our facilities, our debt obligation and line of credit increase based on the then market rate of the materials, transportation cost, and other expenses. The debt obligation increases for 85 percent of the total price of the coal and 90 percent for the total price of fuel oil. The line of credit increases for the remaining 15 percent and 10 percent for coal and oil, respectively. Upon consuming the materials, we repay the debt obligation and line of credit at the then market price, as defined within the Inventory Financing Agreement for the amount of the materials consumed on a weekly basis. The debt is classified as short term due to the rate in which we purchase and consume materials.

A monthly inventory availability fee is calculated based on the product of unused coal availability, pro-rata annual interest rate of 0.25 percent and 85.00 percent of the monthly pricing benchmark rate. In addition, a monthly inventory availability fee is calculated based on the product of certain unused fuel oil availability, pro-rata annual interest rate of 0.85 percent and 90.00 percent of the monthly pricing benchmark rate. A monthly inventory fee is calculated based on the product of the inventory level of coal, pro-rata annual interest rate of the three-month LIBOR plus 4.30 percent and 85.00 percent monthly pricing benchmark. A monthly inventory fee is calculated as the product specification of the fuel oil in inventory at month end, pro-rata annual interest rate of three-month LIBOR plus 4.30 percent and 90.00 percent of the monthly pricing benchmark. As of March 31, 2015 and December 31, 2014, the interest rate was 4.56 percent and 4.54 percent, respectively.

The line of credit bears interest at an annual interest rate of the 3-month LIBOR plus 8.00 percent. An availability fee is calculated on a per annum rate of 0.75 percent. As of March 31, 2015 and December 31, 2014, the line of

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

credit bears interest at 8.26 percent and 8.24 percent, respectively.

For the three months ended March 31, 2015 and 2014, respectively, we recorded total interest expense of $0.7 million and $0.6 million within interest and fees on debt on the Combined Statements of Operations.

Interest Rate Swap Agreements

During 2011, we entered into three fixed for floating rate amortizing interest rate swaps. The interest rate swaps commenced on January 28, 2011 and expire on January 28, 2016. The purpose of the swaps was to economically hedge the floating rate borrowings of the term loan facility with a fixed rate of interest. In connection with the Refinancing during 2012, we entered into three additional fixed for floating rate amortizing interest rate swaps. The interest rate swaps commenced on June 21, 2012 and expire on June 30, 2017. These derivative contracts are not designated as cash flow hedges and therefore are required to be marked-to-market through the Combined Statements of Operations in accordance with applicable derivative accounting guidance. In connection with the Third Amendment during 2013, we entered into three additional fixed for floating rate amortizing interest rate swaps. The interest rate swaps commenced on September 30, 2013 and expire on June 30, 2017. Also during 2013, we entered into four additional fixed for floating rate amortizing interest swaps designed to restructure the floor rate of certain existing interest rate swaps from 1.50 percent to 1.00 percent to align them with the 100 basis LIBOR floor on the term debt resulting from the Third Amendment. The interest rate swaps commenced on December 31, 2013 and expire on either January 28, 2016 or June 30, 2017. In February 2014, we entered into three additional fixed for floating amortizing interest rate swaps. The interest rate swaps commenced on March 31, 2014 and expire on March 31, 2019. As of March 31, 2015 and December 31, 2014, the notional amount of the interest rate swaps were $1,249 million and $1,250 million, respectively, or approximately 89.00 percent and 89.00 percent, respectively, of the floating rate debt outstanding. Under the terms of the swaps, we receive the greater of a three month Eurodollar LIBOR or either 1.00 percent or 1.50 percent in exchange for a fixed rate on the swaps ranging from 1.78 percent to 2.73 percent.

Subsequent to the date of these Combined Financial Statements, all outstanding interest rate swaps were settled in cash on the Closing Date (see Note 1, Organization and Operations).

15.                              Capital Structure

As of March 31, 2015 and December 31, 2014, the Company had 200,000 shares of preferred stock authorized with a par value of $0.01 and 1,000,000 shares of common stock authorized with a par value of $0.01.

Common Stock

As of March 31, 2015 and December 31, 2014, 651,080 and 651,080 shares, respectively, of common stock were issued and outstanding with the balance of $7 thousand and $7 thousand, respectively.

Preferred Stock

The preferred stock, as defined by the Second Amended and Restated Certificate of Incorporation dated October 25, 2011, may be issued in one or more series as determined by the Company from time to time. All shares of any one series of preferred stock will be identical except as to the date of issuance and dates from which the dividends on shares of the series issued will accumulate. As of March 31, 2015 and December 31, 2014, no shares of preferred stock were issued or outstanding.

16.                               Share-Based Payments

We account for our stock-based compensation in accordance with ASC 718 — Compensation. The fair value of the non-qualified stock options is estimated as of the effective date using the Black-Scholes option-pricing model. We use the common stock price on the date of the respective grant as the fair value of these options. We recognize compensation expense on a straight-line basis over the requisite service period for the entire award.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

A roll-forward of options outstanding for the three months ended March 31, 2015 is as follows:

		Weighted Average	Weighted Average
	Options	Exercise Price	Remaining Term (years)
Outstanding as of December 31, 2014	34,506	$1,254.59
Granted	—	—
Exercised	—	—
Cancelled	—	—
Outstanding as of March 31, 2015	34,506	$1,254.59	6.46

Exercisable as of March 31, 2015	20,414	$1,172.22	6.01

For options outstanding as of March 31, 2015 and December 31, 2014, the options had the following ranges of exercise prices:

	Range of	Number of Options	Weighted Average
	Exercise Prices	Outstanding	Exercise Price
Outstanding as of March 31, 2015	$1,000 - 2,231	34,506	$1,254.59
Outstanding as of December 31, 2014	$1,000 - 2,231	34,506	$1,254.59

The aggregate intrinsic value represents the total pretax intrinsic value (the difference between the Company’s stock price on the last day of the period and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on March 31, 2015 or March 31, 2014, respectively. This amount changes based on the fair market value of the Company’s common stock. For the three months ended March 31, 2015 and 2014, the total intrinsic value of options exercised was $0 and $0, respectively.

As of March 31, 2015, $1.5 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 1.0 years.

Subsequent to the date of these Combined Financial Statements, on the Closing Date (see Note 1, Organization and Operations), all issued and outstanding non qualified stock options became fully vested and were paid. These payments were effectively made by ECP II and not an obligation of Dynegy Inc.

17.                               Income Taxes

We account for income taxes using the asset and liability method in accordance with U.S. GAAP. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We estimate our deferred tax assets and liabilities using the enacted tax laws expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled, and will recognize the effect of a change in tax laws on deferred tax assets and liabilities in the results of our operations during the period that includes the enactment date. There were no uncertain tax positions as of March 31, 2015 and December 31, 2014.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

A reconciliation between income tax expense and the expected tax expense at the statutory rate is as follows for the three months ended March 31, 2015:

March 31, 2015

Expected federal income statutory tax rate	35.00%
Tax effect of differences:
State income taxes - net of federal benefit	5.54%
Other permanent differences	0.46%
Effective income tax rate	41.00%

18.                               Concentration Risks

Our counterparties primarily consist of two categories of entities who participate in the wholesale energy markets: financial institutions and trading companies and Independent System Operators (“ISOs”). For the three months ended March 31, 2015, we had two significant customers that individually accounted for more than 10% of our annual combined operating revenues: PJM and ISO-NE.

We have concentrations of credit risk with the ISOs and a small number of our financial hedge parties relating to our sales of power, capacity and ancillaries and hedging and optimization activities. We have exposure to trends within the energy industry, including declines in the creditworthiness of our counterparties for our commodity and derivative transactions. Our risk control group manages non-ISO counterparty credit risk and monitors our net exposure with each counterparty on a daily basis. The analysis is performed based on the mark-to-market basis calculated using forward curves. We believe that our credit policies and portfolio of transactions adequately monitor our credit risk, and currently our counterparties are performing and financially settling timely according to their respective agreements.

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of accounts receivable and derivative instruments. Certain accounts receivable and derivative instruments are concentrated within entities engaged in the energy industry. These industry concentrations may impact our overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables and other contractual arrangements are subject to collateral requirements under the terms of enabling agreements.

19.                               Related Party Transactions

We have entered into various related party transactions including energy management and energy marketing service agreements as well as operations and maintenance agreements. The energy management and energy marketing service agreements include a variety of services including power management, fuel management and other energy marketing services while the operations and maintenance agreements provide for a number of other services including various legal, consulting, management, payroll and advisory services.

On June 1, 2010, we entered into a Management, Operation and Maintenance Agreement with Empire Generating Co, LLC (“Empire”), which is a wholly-owned subsidiary of Energy Capital Partners I, LLC (“ECP Fund I”). EquiPower provides Empire with various management services, including legal, consulting, management and advisory services for a monthly fee of $56.0 thousand. We recorded $0.2 million and $0.2 million relating to this agreement for the three months ended March 31, 2015 and 2014, respectively, which reduced operations and maintenance on the Combined Statements of Operations. Subsequent to the date of these Combined Financial Statements, this agreement will terminate on May 31, 2015.

On April 1, 2011, our wholly-owned subsidiary EquiPower Resources Management, LLC (“EquiPower Management”) entered into an Energy Management Agreement with Empire. EquiPower Management provides Empire with various power management, fuel management and risk management services for a monthly fee

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Unaudited Financial Statements

(adjusted for inflation annually) of $46.0 thousand. For the three months ended March 31, 2015 and 2014, we recorded $0.1 million and $0.1 million, respectively, relating to this agreement for services provided which reduced operations and maintenance expense on the Combined Statements of Operations. Subsequent to the date of these Combined Financial Statements, this agreement terminated on April 15, 2015.

On August 29, 2013, our wholly-owned subsidiary Elwood Services Company, LLC (“Elwood Services”) entered into a Third Amended and Restated Operations and Maintenance Agreement with Elwood Energy as part of the Kincaid and Elwood Acquisition. Elwood Services provides Elwood Energy with various legal, consulting, management, payroll and advisory services for a fixed monthly fee (adjusted for inflation annually) of $0.1 million plus incentive and reimbursement of actual direct costs of payroll of the employees of Elwood Services who run the Elwood power plant. We recorded $0.3 million and $0.3 million of income, excluding direct payroll expenses, for services provided relating to this agreement for the three months ended March 31, 2015, and 2014, respectively, which reduced operations and maintenance on the Combined Statements of Operations. As of March 31, 2015 and December 31, 2014, $0.4 million and $0.2 million, respectively, of fees, incentive and reimbursable costs relating to this agreement were outstanding and recorded in accounts receivable on the Combined Balance Sheets.

On October 21, 2013, EquiPower Management entered into an Energy Marketing Services Agreement with Elwood Energy. EquiPower Management provides Elwood Energy with certain energy marketing services for a monthly fee of $7.5 thousand. For the three months ended March 31, 2015, and 2014, EquiPower Management recorded $22.5 thousand and $22.5 thousand, respectively, of income relating to this agreement for services provided which reduced operations and maintenance on the Combined Statements of Operations. As of March 31, 2015 and December 31, 2014, $7.5 thousand and $7.5 thousand, respectively, of fees related to this agreement were outstanding and recorded in accounts receivable on the Combined Balance Sheets.

On December 27, 2012, we entered into a Management, Operation and Maintenance Agreement with Broad River Energy LLC (“Broad River”), a wholly-owned subsidiary of ECP Fund II. We provide Broad River with certain project management services for a monthly fee (adjusted for inflation annually) of $35.4 thousand. For the three months ended March 31, 2015 and 2014, we recorded $0.1 million and $0.1 million, respectively, of income relating to this agreement. Both income periods relating to this agreement were recorded as a reduction in operations and maintenance on the Combined Statements of Operations. As of March 31, 2015 and December 31, 2014, $0.1 million and $0.1 million, respectively, of fees related to this agreement were outstanding and recorded within accounts receivable on the Combined Balance Sheets. Subsequent to the date of these Combined Financial Statements, this agreement will terminate on May 31, 2015.

20.                               Subsequent Events

We evaluated subsequent events for potential recognition or disclosure through May, 14, 2015, the date which the Combined Financials Statements were available to be issued. Except as disclosed within the footnotes above, there have not been any events that have occurred that would require adjustments or disclosure in our Combined Financial Statements.